As filed with the Securities and Exchange Commission on January 15, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	61-1055020
(State or Other Jurisdiction of Incorporation of Organization)	(IRS Employer Identification No.)

353 N. Clark Street, Suite 3300

Chicago, Illinois 60654

(877) 483-6827

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

T. Richard Riney, Esq.

General Counsel

Ventas, Inc.

10350 Ormsby Park Place, Suite 300

Louisville, Kentucky 40223

(502) 357-9000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Robin Panovka, Esq.

Trevor S. Norwitz, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1352

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock, par value $0.25 per share	2,075,709	$56.11	$116,468,032	$11,729

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the provisions of the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., as amended.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock reported by the New York Stock Exchange on January 12, 2016.

PROSPECTUS

VENTAS, INC.

2,075,709 Shares of Common Stock, Par Value $0.25 Per Share

This prospectus relates to the issuance, from time to time, of up to 2,075,709 shares of our common stock, par value $0.25 per share, in exchange for Class A Partnership Units (the “Class A Units”) of NHP/PMB L.P. (the “Partnership”), if and to the extent that the holders of such Class A Units tender them for redemption and we elect to issue shares of our common stock in exchange therefor, all in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., as amended (the “Partnership Agreement”).  However, we cannot assure you that the holders of Class A Units will redeem their Class A Units or that, upon any such redemption, we will elect to pay cash rather than shares of our common stock for some or all of such Class A Units.  We will not receive any cash proceeds from the issuance of shares of our common stock covered by this prospectus or upon the subsequent sale of such shares by the recipients thereof.

Our common stock is listed on the New York Stock Exchange under the symbol “VTR.”  On January 12, 2016, the last reported sales price for our common stock was $55.89 per share.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 15, 2016.

ABOUT THIS PROSPECTUS

You should read this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.”  You should rely only on the information contained or incorporated by reference in this prospectus or any such prospectus supplement.  We have not authorized anyone to provide you with any other information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where it is unlawful.  You should assume that the information in this prospectus or any accompanying prospectus supplement, as well as the information we file with the Securities and Exchange Commission (the “SEC”) and incorporate by reference in this prospectus, is accurate only as of its date or the date that is specified in the documents containing the information.

Statements contained or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus or any such prospectus supplement, each such statement being qualified in all respects by such reference.

Unless the context otherwise requires, the following terms used in this prospectus will have the meanings below:

•                  the terms “we,” “us,” “our,” “our company” or similar terms and “Ventas” refer to Ventas, Inc., a Delaware corporation, together with its consolidated subsidiaries;

•                  the term “Lillibridge” refers to Lillibridge Healthcare Services, Inc., an Illinois corporation;

•                  the term “Sunrise” refers to Sunrise Senior Living, LLC, a Delaware limited liability company, together with its subsidiaries;

•                  the term “Atria” refers to Atria Senior Living, Inc., a Delaware corporation; and

•                  the term “AHS” refers to Ardent Medical Services, Inc.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements regarding our or our tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements.  These forward-looking statements are inherently uncertain, and actual results may differ from our expectations. All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary note. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Our actual future results and trends may differ materially from expectations depending on a variety of factors discussed in our filings with the SEC.  These factors include without limitation:

•                  The ability and willingness of our tenants, operators, borrowers, managers and other third parties to satisfy their obligations under their respective contractual arrangements with us, including, in some cases, their obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities;

•                  The ability of our tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness;

•                  Our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments, and investments in different asset types and outside the United States;

•                  Macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in the federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates;

•                  The nature and extent of future competition, including new construction in the markets in which our seniors housing communities and medical office buildings (“MOBs”) are located;

•                  The extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

•                  Increases in our borrowing costs as a result of changes in interest rates and other factors;

•                  The ability of our operators and managers, as applicable, to comply with laws, rules and regulations in the operation of our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract residents and patients;

•                  Changes in general economic conditions or economic conditions in the markets in which we may, from time to time, compete, and the effect of those changes on our revenues, earnings and funding sources;

•                  Our ability to pay down, refinance, restructure or extend our indebtedness as it becomes due;

•                  Our ability and willingness to maintain our qualification as a REIT in light of economic, market, legal, tax and other considerations;

•                  Final determination of our taxable net income for the year ending December 31, 2015;

•                  The ability and willingness of our tenants to renew their leases with us upon expiration of the leases, our ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we exercise our right to replace an existing tenant or manager, and obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant or manager;

•                  Risks associated with our senior living operating portfolio, such as factors that can cause volatility in our operating income and earnings generated by those properties, including without limitation national and regional economic conditions, costs of food, materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties;

•                  Changes in exchange rates for any foreign currency in which we may, from time to time, conduct business;

•                  Year-over-year changes in the Consumer Price Index or the UK Retail Price Index and the effect of those changes on the rent escalators contained in our leases and on our earnings;

•                  Our ability and the ability of our tenants, operators, borrowers and managers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers;

•                  The impact of increased operating costs and uninsured professional liability claims on our liquidity, financial condition and results of operations or that of our tenants, operators, borrowers and managers and our ability and the ability of our tenants, operators, borrowers and managers to accurately estimate the magnitude of those claims;

•                  Risks associated with our MOB portfolio and operations, including our ability to successfully design, develop and manage MOBs, to accurately estimate our costs in fixed fee-for-service projects and to retain key personnel;

•                  The ability of the hospitals on or near whose campuses our MOBs are located and their affiliated health systems to remain competitive and financially viable and to attract physicians and physician groups;

•                  Our ability to build, maintain and expand our relationships with existing and prospective hospital and health system clients;

•                  Risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision-making authority and our reliance on our joint venture partners’ financial condition;

•                  The impact of market or issuer events on the liquidity or value of our investments in marketable securities;

•                  Merger and acquisition activity in the seniors housing and healthcare industries resulting in a change of control of, or a competitor’s investment in, one or more of our tenants, operators, borrowers or managers or significant changes in the senior management of our tenants, operators, borrowers or managers;

•                  The impact of litigation or any financial, accounting, legal or regulatory issues that may affect us or our tenants, operators, borrowers or managers;

•                  Changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on our earnings; and

•                  Uncertainties as to the impact of our recently completed spin-off of Care Capital Properties, Inc. on our business.

Many of these factors are beyond our control and the control of our management.

We describe some of these risks and uncertainties in greater detail below under “Risk Factors” and in the risk factors that are incorporated or deemed to be incorporated by reference in this prospectus. These risks could cause actual results of our industry, or our actual results for the year 2015 and beyond, to differ materially from those expressed in any forward-looking statement we make. Our future financial performance is dependent upon factors discussed elsewhere in this prospectus and the documents incorporated by reference herein. For a discussion of factors that could cause actual results to differ, see “Risk Factors” and the risk factors and other information contained in our filings with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus. These filings are described under “Where You Can Find More Information and Incorporation by Reference.”

ABOUT VENTAS, INC.

We are an S&P 500 company that is a REIT, with a highly diversified portfolio of seniors housing and healthcare properties located throughout the United States, Canada and the United Kingdom.  As of September 30, 2015, we owned approximately 1,300 properties (including properties classified as held for sale), consisting of seniors housing communities, MOBs, skilled nursing and other facilities, and hospitals, and we had one new property under development.  Our company was originally founded in 1983 and is currently headquartered in Chicago, Illinois.

We primarily invest in seniors housing and healthcare properties through acquisitions and lease our properties to unaffiliated tenants or operate them through independent third-party managers.  We lease properties to various healthcare operating companies under “triple-net” or “absolute-net” leases that obligate the tenants to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures, and we engage independent operators, such as Atria and Sunrise, to manage our seniors housing communities for us pursuant to long-term management agreements.

Through our Lillibridge subsidiary and our ownership interest in PMB Real Estate Services LLC, we also provide MOB management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States.  In addition, from time to time, we make secured and unsecured loans and other investments relating to seniors housing and healthcare operators or properties.

Our principal executive offices are located at 353 North Clark Street, Suite 3300, Chicago, Illinois, 60654, and our telephone number is (877) 483-6827.  We maintain a website on the Internet at www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

RISK FACTORS

Investing in our common stock will provide you with an equity ownership in Ventas.  As one of our stockholders, you will be subject to risks inherent in our business.  The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions.  The value of your investment may decrease, resulting in a loss.

These risks include, but are not limited to:

•                  the risks described below;

•                  the risks described in Ventas’s Annual Report on Form 10-K for the year ended December 31, 2014 and Ventas’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, each of which is incorporated by reference in this prospectus; and

•                  any risks that may be described in other filings we make with the SEC.

You should carefully consider the following factors, as well as the risk factors and other information contained in our filings with the SEC, including our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, that are incorporated or deemed to be incorporated by reference herein, before deciding to invest in shares of our common stock.

Risks Relating to Our Common Stock

Purchasers of our common stock could incur substantial losses.

Although our common stock is listed on the New York Stock Exchange, such listing does not provide any assurance that an active public market for the common stock will be sustained.  The stock market has experienced, and could experience in the future, price and volume fluctuations that are unrelated or disproportionate to the operating performance of companies.  These fluctuations, as well as general economic and market conditions, may adversely affect the market price of our common stock.

If there are sales of substantial amounts of our common stock in the future, the price of our common stock could decline.

As of January 8, 2016, we had approximately 334,342,519 shares of our common stock outstanding.  Substantially all of these shares of common stock are available for immediate sale unless held by our affiliates. Sales of significant amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

We may issue equity securities in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of our operations or for other purposes.  We may issue shares of our common stock at prices or for consideration that is greater than or less than the prevailing market price of our common stock.  To the extent we issue additional equity securities, your percentage ownership of our common stock would be reduced.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of shares of our common stock in exchange for Class A Units tendered for redemption or upon the subsequent sale of such shares of common stock by the recipients thereof.  The exchange of shares of our common stock for Class A Units will increase our ownership interest in the Partnership.

REDEMPTION OF CLASS A UNITS IN EXCHANGE FOR COMMON STOCK

Terms of the Exchange

Under the Partnership Agreement, each holder of Class A Units has the right, commencing on the first anniversary of the issuance of such Class A Units, to require the Partnership to redeem such Class A Units for cash within ten business days following written notice to the general partner of the Partnership (the “General Partner”).  Upon receipt of such notice, the General Partner, in its sole and absolute discretion, may elect to assume the Partnership’s obligation with respect to the redemption and satisfy the redemption by paying the redemption price in cash, by delivering shares of our common stock, or by any combination thereof, in any case within ten business days following receipt of written notice by the holder.  For more information regarding the terms of redemption, see “Description of Class A Units — Redemption Rights.”  For a discussion of certain U.S. federal income tax consequences in connection with the redemption of Class A Units in exchange for shares of our common stock, see “Certain United States Federal Income Tax Consequences.”

Each limited partner that tenders Class A Units for redemption will continue to own all such Class A Units subject to redemption, and will be treated as a limited partner or assignee, as the case may be, with respect to all such Class A Units, until the earlier of (1) the date such holder receives shares of our common stock in exchange for the Class A Units and (2) ten business days following written notice to the General Partner of the exercise of the redemption right.  Until a limited partner receives shares of our common stock in exchange for his or her Class A Units, the limited partner will have no rights as one of our stockholders with respect to the shares issuable under this prospectus.

Conditions to the Exchange

To effect a redemption, a limited partner must give the General Partner written notice of redemption, along with (i) such information or certification as the General Partner may reasonably require in connection with the ownership limitation and other restrictions in our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), that may apply to such limited partner’s acquisition of shares of our common stock and (ii) such written representations, legal opinions, investment letters or other similar instruments reasonably necessary, in the General Partner’s opinion, to comply with the Securities Act.  A redemption may be effected only if each of the following conditions is satisfied or waived:

•                  the redemption is for at least 500 Class A Units or, if less than 500 Class A Units, all of the Class A Units held by the limited partner effecting such redemption;

•                  the limited partner effecting such redemption has not effected any previous redemptions in the same fiscal quarter; and

•                  any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated.

We will not issue shares of our common stock in exchange for Class A Units if the exchange would cause the limited partner effecting such redemption or any other person to violate the ownership limitations or any other provision set forth in our Certificate of Incorporation.

Registration Agreement

The shares of our common stock offered by this prospectus are being registered in accordance with the terms of a registration rights agreement with the holders of the Class A Units.  It is possible that the holders of Class A Units will not redeem their units.  It is also possible that, upon any redemption, we will elect to pay cash rather than shares of our common stock for some or all of the Class A Units.  We will not receive any cash proceeds from any issuance of the shares of our common stock covered by this prospectus or upon the subsequent sale of those shares by their recipients.

We have agreed to pay the following expenses in connection with the registration of shares of our common stock that we may elect to issue upon redemption of Class A Units:

•                  all registration, filing and listing fees;

•                  fees and disbursements of our counsel and our independent public accountants;

•                  fees and expenses for complying with federal and state securities or real estate syndication laws;

•                  fees and expenses incurred in connection with the listing of the shares of our common stock on the New York Stock Exchange;

•                  fees and expenses associated with any Financial Industry Regulatory Authority filing required to be made in connection with the registration statement relating to shares of our common stock issuable upon redemption of Class A Units;

•                  fees and expenses of other persons reasonably necessary in connection with the registration of the shares of our common stock, including any experts retained by us; and

•                  printing, messenger, telephone, shipping and delivery expenses.

We have no obligation to pay any out-of-pocket expenses of the holders of Class A Units, stock transfer taxes, underwriting or brokerage commissions or discounts associated with the exchange of Class A Units for shares of our common stock.

DESCRIPTION OF COMMON STOCK

The summary set forth below describes the general terms and provisions of our common stock.  It does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation and our Fourth Amended and Restated Bylaws, as amended (the “Bylaws”), each of which is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated by reference herein.  You should read our Certificate of Incorporation and Bylaws for additional information before you purchase any shares of our common stock or notify the General Partner of your election to redeem any Class A Units.

General

Our Certificate of Incorporation authorizes us to issue up to 600,000,000 shares of common stock, par value $0.25 per share.  As of January 8, 2016, 334,342,519 shares of our common stock were issued and outstanding.

All shares of our common stock offered hereby, when issued, will be duly authorized, fully paid and nonassessable.  Subject to the preferential rights of any other shares of our capital stock and to certain provisions of our Certificate of Incorporation, holders of shares of our common stock are entitled to receive distributions if, as and when authorized and declared by our Board of Directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision is made for, all of our known debts and liabilities.  We currently expect to continue to make quarterly distributions, and from time to time we may make additional distributions.

Holders of shares of our common stock are entitled to one vote per share on all matters on which the holders of our common stock are entitled to vote.  Holders of shares of our common stock have no conversion, sinking fund, redemption or preemptive rights, or rights to subscribe for any of our securities.  Subject to certain provisions of our Certificate of Incorporation, shares of our common stock have equal distribution, liquidation and other rights.

Certain Anti-Takeover Provisions

In order to preserve our ability to maintain REIT status, our Certificate of Incorporation provides that if a person acquires beneficial ownership of more than 9%, in number or value, of the outstanding shares of our common stock, the shares that are beneficially owned in excess of the 9% limit are considered to be “excess shares.”  Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors.  The trust is entitled to all dividends with respect to the excess shares, and the trustee may exercise all voting power over the excess shares.  We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the excess shares or (2) the market price on the date we buy the shares and we may defer payment of the purchase price for up to five years.  If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of our Board of Directors.  The owner of the excess shares is entitled to receive the lessor of the proceeds from the sale of the excess shares or the original purchase price for such excess shares and any additional amounts are payable to the beneficiary of the trust.  Our Board of Directors may grant waivers from the excess share limitations.

DESCRIPTION OF CLASS A UNITS

The following description sets forth the general terms and provisions of the Partnership Agreement.  This description is subject to and qualified in its entirety by reference to the terms of the Partnership Agreement, which is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Certain capitalized terms used in this section are defined below under “— Certain Defined Terms.”

General

The Partnership is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act.  NHP/PMB GP LLC, a Delaware limited liability company and our wholly owned, indirect subsidiary, is the General Partner.  The term of the Partnership commenced on February 29, 2008, and will continue in perpetuity unless the Partnership is dissolved under the provisions of the Partnership Agreement or as otherwise provided by law.  The General Partner and the limited partners of the Partnership are referred to herein, collectively, as the “Partners” and each, individually, as a “Partner.”

Interests in the Partnership are represented as either Class A Units or Class B Partnership Units (“Class B Units”).  Class B Units are interests in the Partnership held by the General Partner and the limited partners who are affiliated with the General Partner, including our subsidiary, NHP Operating Partnership L.P., a Delaware limited partnership.  Class A Units are interests in the Partnership held by all other limited partners.  Except as expressly provided in the Partnership Agreement, Class A Units and Class B Units entitle the holders thereof to equal rights under the Partnership Agreement.  As of January 8, 2016, 2,812,318 Class A Units were issued and outstanding and 6,917,009 Class B Units were issued and outstanding, all of which Class B Units were owned by our subsidiaries.

Purpose and Business

The sole purpose and nature of the business to be conducted by the Partnership is: (i) to acquire, own, manage, operate, repair, renovate, maintain, improve, expand, redevelop, finance, encumber, sell, lease, hold for appreciation, or otherwise dispose of, in accordance with the terms of the Partnership Agreement, the properties acquired pursuant to certain agreements with Pacific Medical Buildings LLC and its affiliates (collectively, the “Pacific Agreements”) and any other properties acquired by the Partnership, and to invest and ultimately distribute funds, including, without limitation, funds obtained from owning or otherwise operating properties and the proceeds from the sale or other disposition of properties, all in the manner permitted by the Partnership Agreement; (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing, all in the manner permitted by the Partnership Agreement; and (iii) to do anything necessary or incidental to the foregoing.

Management by the General Partner

Authority of the General Partner.  Except as expressly provided in the Partnership Agreement, all management powers over the business and affairs of the Partnership are exclusively vested in the General Partner.  No limited partner has any right to participate in or exercise control or management power over the business and affairs of the Partnership, and no limited partner has any right, power or authority to act for or on behalf of, or otherwise bind or obligate, the Partnership.  Except as expressly provided for in the Partnership Agreement or required by any non-waivable provisions of applicable law, no limited partner, in its capacity as a limited partner, has any right to vote on or consent to any matter, act, decision or document involving the Partnership and its business.  The General Partner may not be removed by the limited partners with or without cause.

In addition to the powers granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of the Partnership Agreement, the General Partner, subject to the other provisions of the Partnership Agreement, has full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in the Partnership Agreement and to effectuate the purposes of the Partnership set forth in the Partnership Agreement.  The General Partner is authorized to execute, deliver and perform specific agreements and transactions on behalf of the

Partnership without any further act, approval or vote of the limited partners.  The General Partner has the power and authority to delegate to one or more other persons the General Partner’s rights and powers to manage and control the business and affairs of the Partnership.

Restrictions on the General Partner’s Authority.  The General Partner may not take any action in contravention of the Partnership Agreement.  The General Partner also may not, without the prior consent or approval of limited partners holding a majority of the outstanding Class A Units (the “Consent of Class A Limited Partners”), undertake, on behalf of the Partnership, any of the following actions or enter into any transaction that would have the effect of such transactions:

•                  except as specifically provided in the Partnership Agreement, amend, modify or terminate the Partnership Agreement other than to reflect the admission, substitution, termination or withdrawal of Partners;

•                  make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership;

•                  institute any proceeding for bankruptcy on behalf of the Partnership;

•                  except as specifically provided in the Partnership Agreement, admit into the Partnership any additional Partners;

•                  except as specifically provided in the Partnership Agreement, approve or acquiesce to the transfer of the Partnership interest of the General Partner, or admit into the Partnership any additional or successor general partners;

•                  acquire any properties other than the properties to be acquired pursuant to the Pacific Agreements or any property acquired in a tax-free disposition of another property, and any assets or other properties that are related to or incidental to such properties; or

•                  incur any debt or transfer, sell, assign or otherwise dispose of any property, whether directly or indirectly, if, after giving effect to such incurrence or transfer, sale, assignment or other disposition (a) the Partnership’s ratio of consolidated total debt to the fair market value of its properties would exceed 65% or (b) the Partnership’s ratio of (x) Available Cash for the most recent four consecutive fiscal quarters to (y) the Class A Preferred Return for such period would be less than 1.15, in each case, on a pro forma basis after giving effect to such incurrence, transfer, sale, assignment or disposition.

Additional Limited Partners.  The General Partner is authorized to admit additional limited partners to the Partnership from time to time, in accordance with and subject to the terms of the Partnership Agreement, on terms and conditions and for such capital contributions as may be established by the General Partner in its reasonable discretion.  No person will be admitted as an additional limited partner without the consent of the General Partner (which consent has been given to those persons to whom Class A Units may be issued pursuant to the Pacific Agreements) and the Consent of Class A Limited Partners, which consent may be given or withheld by each Partner in its sole and absolute discretion, except that the General Partner may, without the Consent of Class A Limited Partners, admit and issue Class A Units to one or more additional limited partners in connection with the closing of any transactions contemplated by the Pacific Agreements or consummated in connection therewith.

Subject to the terms and conditions of the Partnership Agreement, a person who makes a capital contribution to the Partnership in accordance with the Partnership Agreement will be admitted to the Partnership as an additional limited partner only upon furnishing to the General Partner (i) evidence of such person’s acceptance of all of the terms and conditions of the Partnership Agreement in a form reasonably satisfactory to the General Partner and (ii) such other documents and instruments as the General Partner requires in its sole and absolute discretion to effect such person’s admission as an additional limited partner.

Additional Partnership Units

Subject to the terms and conditions of the Partnership Agreement, the General Partner is authorized to cause the Partnership from time to time to issue to the Partners (including the General Partner) or other persons (i) Class A Units or Class B Units, or (ii) additional Partnership units in one or more new classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, rights, powers and duties senior to the holders of Class A Units that are approved with the Consent of Class A Limited Partners.  No person, including, without limitation, any partner or assignee, has any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership units.  Without the Consent of Class A Limited Partners, except in connection with a closing under the Pacific Agreements, no additional Partnership units may be issued to the General Partner, or to an affiliate of the General Partner, unless (x) such units are Class B Units, and (y) the additional units are issued for a fair economic consideration.

Distributions

Distributions of Available Cash.  On each date established by the General Partner for distributions of Available Cash, which date must be the same as the date we establish for the payment of ordinary dividends to holders of our common stock, the General Partner will cause the Partnership to distribute to the persons who were Partners on the relevant record date an amount equal to the Available Cash, if any, generated by the Partnership during the calendar quarter that ended immediately prior to the record date, as follows: (i) first, to the holders of Class A Units in accordance with each such holder’s Preferred Return Per Unit with respect to all Class A Units held by such holder, less the aggregate amount of Available Cash previously distributed with respect to such holder’s Class A Units pursuant to this clause (i); and (ii) second, 1% to the holders of Class A Units and 99% to the holders of Class B Units, in each case, allocated among the holders of such Partnership units in accordance with the weighted average number of Partnership units held by them during the calendar quarter that ended immediately prior to the record date.

Distributions of Disposition Proceeds and Financing Proceeds.  In the event of either (i) a taxable disposition of any of the Partnership’s properties other than as part of a sale, transfer or other disposition of all or substantially all of the Partnership’s assets or a related series of transactions that, taken together, result in the sale or disposition of all or substantially all of the assets of the Partnership, or (ii) an incurrence of debt, the General Partner will cause the Partnership to reinvest the proceeds therefrom (including loaning such proceeds to us or one of our affiliates at an interest rate that is the same as the interest rate then in effect under our then existing credit facility and on market terms), to the extent the General Partner elects to do so and in the amount determined by the General Partner to be appropriate, and to distribute the balance of such net proceeds (after deducting all costs and expenses of the Partnership in connection therewith) as follows: (x) first, to the holders of Class A Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; (y) second, to the holders of Class B Units in accordance with their Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; and (z) third, 1% to the holders of Class A Units and 99% to the holders of the Class B Units, in each case, in proportion to the number of Partnership units held by them.

Distributions in Kind.  No Partner has any right to demand or receive property other than cash.  The General Partner may determine, with the Consent of Class A Limited Partners, to make a distribution in kind of Partnership assets to the holders of Partnership units.

Allocations of Net Income and Net Loss

Net income and net loss of the Partnership will be determined and allocated with respect to each taxable year or other period of the Partnership as of the end of such year or period.

Net income for a particular period will be allocated as follows: (i) first, Allocable Net Income to the holders of Class A Units and Class B Units in an amount that will cause such allocation, together with the amount of all previous allocations of Allocable Net Income pursuant to this clause (i) to be in proportion to, and to the extent of, cumulative distributions received by such Partners of Available Cash and disposition and financing proceeds for the current and all prior taxable years; (ii) second, any remaining net income, to holders of Class A Units and Class B Units in proportion to, and to the extent that, the amount of cumulative net loss previously allocated to such Partners exceeds the cumulative amount of net income previously allocated to such Partners pursuant to this clause (ii); and (iii) third, any remaining net income, (a) 100% to the holders of Class B Units to the extent such net income relates to or is generated by a taxable disposition of any property and (b) with respect to all other net income, 99% to the holders of Class B Units and 1% to the holders of Class A Units, on a pari passu basis.

Net loss for a particular period will be allocated 99% to the holders of Class B Units and 1% to the holders of Class A Units, on a pari passu basis.

If a Liquidating Event (as defined below under “—Dissolution and Winding Up—Dissolution”) occurs in a Partnership taxable year, net income or net loss (or, if necessary, separate items of income, gain, loss and deduction) for such taxable year and any prior taxable years (to the extent permitted under the Internal Revenue Code of 1986, as amended (the “Code”)) will be allocated among the Partners in such amounts as will cause, to the greatest extent possible, the distributions to the Partners pursuant to the Partnership Agreement to be made in accordance with the following liquidating distribution priority:

•                  first, to the holders of Class A Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero;

•                  second, to the holders of Class A Units in an amount equal to the number of Class A Units held by such holders multiplied by the fair market value of a share of our common stock as of the applicable valuation date, multiplied by the Adjustment Factor;

•                  third, to the holders of Class B Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero;

•                  fourth, to the holders of Class B Units in an amount equal to the number of Class B Units held by such holders multiplied by the fair market value of a share of our common stock as of the applicable valuation date, multiplied by the Adjustment Factor; and

•                  fifth, (i) 1% to the holders of Class A Units, and (ii) 99% to the holders of Class B Units, in each case, in proportion to the total number of Partnership units held by them.

Withholding

The Partnership is authorized to withhold from or pay on behalf of, or with respect to, each Partner any amount of federal, state, local or foreign taxes that the General Partner reasonably determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner under the Partnership Agreement.

Return of Capital

Except pursuant to the rights of redemption set forth in the Partnership Agreement, no limited partner will be entitled to the withdrawal or return of its capital contribution, except to the extent of distributions made pursuant to the Partnership Agreement or upon termination of the Partnership, as provided in the Partnership Agreement.  Except to the extent otherwise expressly provided in the Partnership Agreement, no limited partner or assignee will have priority over any other limited partner or assignee either as to the return of capital contributions or as to profits, losses or distributions.

Redemption Rights

At any time following the first anniversary of the issuance of a Class A Unit to a limited partner, such limited partner or its assignee will have the right to require the Partnership to redeem such Class A Unit for the Cash Amount, payable within ten business days following written notice to the General Partner of the exercise of the redemption right.  The General Partner, in its sole and absolute discretion, may elect to assume the Partnership’s obligation with respect to the redemption and satisfy the redemption (i) by paying the redemption price in cash equal to the Cash Amount, (ii) by delivering a number of shares of our common stock equal to the REIT Shares Amount, or (iii) by any combination thereof, in any case within ten business days following the General Partner’s receipt of written notice by the holder.

In connection with a redemption, the limited partner or its assignee must submit (i) such information or certification as the General Partner may reasonably require in connection with the ownership limitation and other restrictions in the Certificate of Incorporation that may apply to such limited partner’s acquisition of shares of our common stock, and (ii) such written representations, legal opinions, investment letters or other similar instruments reasonably necessary, in the General Partner’s reasonable opinion, to comply with the Securities Act.  No holder of any Class A Units may effect a redemption for less than 500 Class A Units or, if such holder holds less than 500 Class A Units, all of the Class A Units held by such holder.  Furthermore, each holder of Class A Units may effect a redemption only once in each fiscal quarter.

If (i) we engage in any merger, consolidation or other combination with another entity, a sale of all or substantially all of our assets or stock, or any conversion into another form of entity, and the shares of our common stock are converted into or exchanged for stock or other securities of another entity, or cash or other property, (ii) we fail to qualify as a REIT, or (iii) shares of our common stock cease to be listed on any national securities exchange (any event described in clauses (i), (ii) or (iii) being a “Fundamental Event”), then, from and after the occurrence of such Fundamental Event and, in the case of a Fundamental Event described in (ii) or (iii) above, only for so long as we fail to qualify as a REIT or the shares of our common stock cease to be listed on a national securities exchange, respectively:

•                  if the shares of our common stock are converted into, or exchanged for, only common equity securities of a REIT that are listed on a national securities exchange and cash paid in lieu of fractional shares, the Class A Units will thereafter become redeemable for such new REIT shares, or cash equal to their market value; and

•                  in all other cases:

•                  upon a subsequent redemption of a Class A Unit, the holder will be entitled to receive, for each Class A Unit, in lieu of the Cash Amount or the REIT Shares Amount, cash in an amount equal to (a) if we fail to qualify as a REIT, the fair market value of a share of our common stock as of the date of such failure, (b) if the shares of our common stock cease to be listed on any national securities exchange, the fair market value of a share of our common stock, or (c) in the case of any other Fundamental Event, the fair market value of the cash, securities or other property into which shares of our common stock were converted, or for which shares of our common stock were exchanged, in each case, subject to adjustment based on changes in the value of an index of publicly-traded healthcare REITs; and

•                  the Preferred Return Per Unit will be subsequently calculated with a cumulative increase occurring on the 10th day of each of February, May, August and November of each year in an amount equal to the regular quarterly cash dividend most recently paid by us prior to such Fundamental Event, subject to adjustment based on changes in the regular quarterly dividend paid by a group of publicly-traded healthcare REITs.

Partnership Right to Call Class A Units

On and after the date on which the aggregate Class A Units outstanding represent less than 5% of all outstanding Partnership units, the Partnership will have the right, but not the obligation, from time to time and at any time, to redeem some or all of the outstanding Class A Units by treating the holder thereof as having exercised its redemption right under the Partnership Agreement for the amount of Class A Units specified by the General Partner, in its sole and absolute discretion.  In addition, the Partnership has the right, but not the obligation, from time to time and at any time, to redeem all outstanding Class A Units by treating all holders thereof as having exercised their redemption rights under the Partnership Agreement for all of their Class A Units, on condition that, in addition to the redemption price, the Partnership pays a make-whole payment to the extent required by the Pacific Agreements.

Transfers and Withdrawals

Restrictions on Transfer.  The Partnership Agreement restricts the transferability of Class A Units.  Any transfer or purported transfer of an interest in the Partnership not made in accordance with the Partnership Agreement will be null and void ab initio.  Under the Partnership Agreement, subject to certain exceptions, a limited partner cannot transfer or pledge any portion of its Partnership interest or any of its economic rights as a limited partner without the prior written consent of the General Partner, which may be withheld in the General Partner’s sole discretion.  A limited partner or assignee may, subject to the provisions of the Partnership Agreement, but without first obtaining the written consent of the General Partner, transfer any portion of its Partnership interest or any of its economic rights as a limited partner:

•                  to a partner in such limited partner or assignee in liquidation of such partner’s interest in such limited partner or assignee;

•                  to an immediate family member;

•                  to a family planning trust, a corporation, general or limited partnership, limited liability company or other legal entity in which the limited partner or assignee (together with their immediate family members) has a 50% or greater economic interest; or

•                  to certain charitable organizations.

In addition, a limited partner may, subject to the provisions of the Partnership Agreement, but without first obtaining the consent of the General Partner, pledge all or any portion of its Class A Units to a qualifying lending institution as collateral or security for a bona fide loan or other extension of credit and transfer such pledged Partnership interest to such lending institution in connection with the exercise of remedies under such loan or extension of credit.  A limited partner pledging Class A Units must provide the Partnership with written notice of such pledge at least 20 days prior to undertaking such pledge, and must notify the Partnership of any default on the loan secured by such units promptly and of any foreclosure event with respect to any pledged Class A Units at least 10 days prior to the occurrence of such foreclosure event.

No transfer or assignment of an interest in the Partnership may be made by a Partner:

•                  to any person or entity who lacks the legal right, power or capacity to own a Partnership interest;

•                  if such transfer or assignment would, in the reasonable opinion of legal counsel to the Partnership or the General Partner, require registration under the Securities Act or would otherwise violate any applicable laws or regulations;

•                  of any component portion of an interest in the Partnership, such as the capital account, or rights to distributions, separate and apart from all other components of an interest in the Partnership;

•                  if such transfer would, based on the advice of legal counsel to the Partnership or the General Partner, adversely affect our ability to continue to qualify as a REIT or to comply with the requirements of the Code and Internal Revenue Service (“IRS”) regulations applicable to REITs or subject the General Partner or us to certain additional taxes;

•                  if such transfer would, in the reasonable opinion of counsel to the Partnership or the General Partner, cause a termination of the Partnership for federal or state income tax purposes (except as a result of the redemption (or acquisition by the General Partner) of all Class A Units held by all limited partners);

•                  if such transfer would, in the reasonable opinion of counsel to the Partnership or the General Partner, cause the Partnership to cease to be classified as a Partnership for federal income tax purposes (except as a result of the redemption (or acquisition by the General Partner) of all Class A Units held by all limited partners);

•                  if such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of the Employee Retirement Income Security Act (“ERISA”), a “party-in-interest” or a “disqualified person”;

•                  if such transfer would, in the reasonable opinion of counsel to the Partnership or the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan;

•                  if such transfer requires the registration of such Partnership interest pursuant to any applicable federal or state securities laws;

•                  if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, or causes the Partnership to become a “publicly traded partnership,” unless certain conditions specified in the Partnership Agreement are satisfied; or

•                  if such transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or ERISA, each as amended.

Substituted Limited Partners.  Except for a transferee permitted pursuant to the Partnership Agreement, no limited partner will have the right to substitute a transferee as a limited partner in its place.  Any transferee permitted pursuant to the Partnership Agreement will be admitted to the Partnership as a substituted limited partner.  In addition, the General Partner will have the right to consent to the admission of any other transferee of the interest of a limited partner as a substituted limited partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.  A transferee who has been admitted as a substituted limited partner in accordance with the Partnership Agreement will have all the rights and powers and be subject to all the restrictions and liabilities of a limited partner under the Partnership Agreement.

Assignees.  An assignee of a Partnership interest who is not admitted as a substitute limited partner will be entitled to all the rights of an assignee of a limited partnership interest under Delaware law, including the right to receive distributions from the Partnership and the share of net income, net losses, recapture income and any other items of gain, loss, deduction and credit of the Partnership attributable to the Partnership interest assigned to such assignee, the rights to transfer its interest in accordance with the Partnership Agreement, and the right of redemption provided in the Partnership Agreement, but will not be deemed to be a limited partner for any purpose under the Partnership Agreement, and will not be entitled to vote any Partnership units on any matter presented to the limited partners for a vote (such units will be deemed to have been voted on such matters in the same proportion as all other units held by limited partners are voted).

Withdrawals.  No limited partner may withdraw from the Partnership other than: (i) as a result of a permitted transfer of all of such limited partner’s Partnership units in accordance with the Partnership Agreement; (ii) as a result of a redemption of all of such limited partner’s Partnership units in accordance with the Partnership Agreement; or (iii) pursuant to any agreement consented to by the Partnership pursuant to which the limited partner’s interests in the Partnership are conveyed and the limited partner’s withdrawal is provided for.

Restrictions on the General Partner.  The General Partner may not transfer any of its general partner interest or withdraw from the Partnership except for a withdrawal or transfer effected with the Consent of Class A Limited Partners, or a transfer of all of the General Partner’s interest to an affiliate of NHP LLC so long as NHP LLC remains obligated pursuant to its guarantee obligations under the Partnership Agreement.

Amendments of the Partnership Agreement

Amendments to the Partnership Agreement may be proposed by the General Partner or by limited partners holding a majority of the outstanding Class A Units.

Generally, the Partnership Agreement may be amended, modified or terminated only with the approval of the General Partner and the Consent of Class A Limited Partners.  However, the General Partner has the power to amend the Partnership Agreement without obtaining the Consent of Class A Limited Partners to:

•                  add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any affiliate of the General Partner for the benefit of the limited partners;

•                  reflect the admission, substitution, or withdrawal of Partners or the termination of the Partnership in accordance with the terms of the Partnership Agreement;

•                  reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect;

•                  cure any ambiguity, correct or supplement any provision in the Partnership Agreement not inconsistent with law or with other provisions of the Partnership Agreement, or make other changes concerning matters under the Partnership Agreement that will not otherwise be inconsistent with the Partnership Agreement or law;

•                  satisfy any requirements, conditions or guidelines of any federal or state agency or contained in any federal or state law;

•                  reflect changes that are reasonably necessary for us to maintain our status as a REIT;

•                  modify the manner in which capital accounts are computed to the extent set forth in the Partnership Agreement, the Code or IRS regulations; or

•                  issue additional Partnership units in accordance with the Partnership Agreement.

Amendments that would convert a limited partner’s interest into a general partner interest, adversely affect the limited liability of a limited partner, alter a Partner’s right to receive any distributions or allocations of profits or losses (other than a change that is expressly permitted by the Partnership Agreement), alter or modify the redemption rights described above, alter or modify certain provisions of the Partnership Agreement restricting the General Partner’s ability to transfer its general partner interest, or change the rights described in this paragraph must be approved by each limited partner that would be adversely affected by such amendment, except that the unanimous consent of all of the limited partners that are adversely affected is not required for any amendment that affects all limited partners holding the same class or series of Partnership units on a uniform or pro rata basis.

Procedures for Actions and Consents of the Partners

Meetings of the Partners may be called by the General Partner and will be called upon the receipt by the General Partner of a written request by limited partners holding a majority of the outstanding Class A Units.  Notice of any such meeting will be given to all Partners not less than seven days nor more than 30 days prior to the date of such meeting.  Partners may vote in person or by proxy at such meeting.  Each meeting of Partners will be conducted by the General Partner or such other person as the General Partner may appoint under such rules for the conduct of the meeting as the General Partner or such other person deems appropriate.  Whenever the vote or consent of Partners is permitted or required under the Partnership Agreement, such vote or consent may be given at a meeting of Partners or without a meeting if a written consent setting forth the action so taken is signed by the General Partner and limited partners holding a majority of the outstanding Class A Units (or such other percentage as is expressly required by the Partnership Agreement).

Records and Accounting; Fiscal Year

The Partnership Agreement requires the General Partner to keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by Delaware law and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business.  The books of the Partnership will be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles in the United States (“GAAP”).  The fiscal year of the Partnership is the calendar year.

Tax Matters Partner

The General Partner is the “tax matters partner” of the Partnership for U.S. federal income tax purposes.  As such, the General Partner is authorized, but not required, to take certain actions on behalf of the Partnership with respect to tax matters and is responsible for the preparation and timely filing of Partnership tax returns.

Indemnification and Exculpation

To the extent permitted by applicable law, the Partnership Agreement provides that the Partnership will indemnify the General Partner, its officers, directors, members, managers, employees, agents, partners, representatives and affiliates, and other persons the General Partner may designate from and against losses and liabilities arising from claims, suits and proceedings relating to the operations of the Partnership.  Similarly, the Partnership Agreement provides that neither the General Partner nor any of its partners, members, officers or directors will be liable for damages to the Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law, or any act or omissions if the General Partner or such partner, member, officer or director acted in good faith.

Dissolution and Winding Up

Dissolution.  The Partnership will not be dissolved by the admission of substituted limited partners or additional limited partners or by the admission of a successor general partner in accordance with the terms of the Partnership Agreement.  The Partnership will dissolve, and its affairs will be wound up, only upon the first to occur of any of the following (each a “Liquidating Event”):

•                  other than an event of bankruptcy, the incapacity of the General Partner or an event of withdrawal of the General Partner unless, within 90 days after such incapacity or event of withdrawal, the remaining Partners holding a majority in interest of the issued and outstanding Partnership units agree in writing to continue the business of the Partnership and to the appointment of a substitute general partner;

•                  entry of a decree of judicial dissolution of the Partnership under the provisions of Delaware law;

•                  any sale, transfer or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership; or

•                  a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case, under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment, the remaining Partners holding a majority in interest of the issued and outstanding Partnership units agree in writing to continue the business of the Partnership and to the appointment of a substitute General Partner.

Winding Up.  Upon the occurrence of a Liquidating Event, the Partnership will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners.  After the occurrence of a Liquidating Event, no Partner will take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.  The General Partner or, in the event that there is no remaining general partner, any person elected by a majority in interest of the limited partners (the General Partner or such other person being referred to as the “Liquidator”) will be responsible for overseeing the winding up and dissolution of the Partnership and will take full account of the Partnership’s liabilities and property, and the Partnership property will be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom will be applied and distributed in the following order: (i) first, to the satisfaction of all of the Partnership’s debts and liabilities to creditors other than the Partners and their affiliates (whether by payment or the making of reasonable provision for payment thereof); (ii) second, pari passu to the satisfaction of all of the Partnership’s debts and liabilities to the Partners and their affiliates (whether by payment or the reasonable provision for payment thereof); and (iii) the balance, if any, to the General Partner, the limited partners and their assignees in accordance with and in proportion to their positive capital account balances, after giving effect to all contributions, distributions and allocations for all periods.

If, prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may defer for a reasonable time the liquidation of any assets, except those necessary to satisfy liabilities of the Partnership, or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the Partnership Agreement, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.

Adjustment Factor

We calculate that the “Adjustment Factor,” as that term is used in this prospectus and the Partnership Agreement, is currently 0.9051. However, the Adjustment Factor is subject to adjustment, in certain cases in accordance with the terms of the Partnership Agreement, if: (i) we declare or pay a stock dividend on our outstanding common stock or make a distribution of common stock to all holders of our outstanding common stock; (ii) we split or subdivide our outstanding common stock; (iii) we effect a reverse stock split or otherwise combine our outstanding common stock into a smaller number of shares of common stock; (iv) we distribute to all holders of our common stock any rights, options or warrants to subscribe for or to purchase or to otherwise acquire shares of our common stock (or other securities or rights convertible into, exchangeable for or exercisable for our common stock) at a price per share less than the fair market value of a share of our common stock on the record date for such distribution; or (v) by dividend or otherwise, we distribute to all holders of our common stock evidences of our indebtedness or assets (including securities, but excluding cash and excluding any dividend or distribution referred to in clause (i) above), other than evidences of indebtedness or assets we receive, directly or indirectly, pursuant to a distribution by the Partnership. Under certain circumstances, the Partnership may issue to each limited partner additional Class A Units (or fractions thereof) in lieu of an adjustment to the Adjustment Factor.

Certain Defined Terms

“Allocable Net Income” means, for any taxable period, an amount equal to the Partnership’s net income or net loss for such period computed without regard to the following items: (i) loss resulting from any disposition of Partnership property; and (ii) depreciation; provided, however, (x) that Allocable Net Income of the Partnership for any taxable period shall be limited to and shall not exceed the Partnership’s taxable income for such taxable period; and (y) if Allocable Net Income is a negative number, it shall be treated as zero.

“Applicable Percentage” means a percentage specified in the Partnership Agreement that varies depending on the percentage of all outstanding Partnership units that are represented by Class A Units.  The Applicable Percentage ranges from 89.6% (if Class A Units represent 12.4% or less of all Partnership units) to 98.7% (if the Class A Units represent 57.5% or more of all Partnership units).

“Available Cash” means, with respect to any period for which such calculation is being made:

(a)           the sum, without duplication, of:

(i)                                     net income, if any, determined in accordance with GAAP;

(ii)                                  depreciation and all other non-cash charges deducted in determining net income or net loss for such period;

(iii)                               the amount of any reduction in the reserves or other cash or similar balances referred to in clause (b)(vi) below; and

(iv)                              all other cash received by the Partnership for such period that was not included in determining net income or net loss for such period;

(b)           less the sum, without duplication, of:

(i)                                     net loss, if any, determined in accordance with GAAP;

(ii)                                  all regularly scheduled principal debt payments made by the Partnership during such period (excluding balloon payments);

(iii)                               capital expenditures made by the Partnership during such period for maintenance, repairs and tenant improvements but not for development or expansion;

(iv)                              all other expenditures and payments not deducted in determining net income or net loss for such period (excluding balloon payments on indebtedness and capital expenditures for development or expansion);

(v)                                 any amount included in determining net income or net loss for such period that does not correspond to a cash amount actually received by the Partnership during such period; and

(vi)                              the amount of any reserves or other cash or similar balances (including, but not limited to, working capital reserves, debt reserve funds, and capital improvements reserves) established during such period (or if previously established, the amount of any increase therein) that the General Partner determines in good faith to be necessary or appropriate for a legitimate business purpose of the Partnership and not for the purpose of depriving limited partners of distributions of Available Cash.

Notwithstanding the foregoing, “Available Cash” does not include (i) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Partnership, (ii) any capital contributions, whenever received, (iii) any proceeds from the disposition of a property or (iv) any proceeds from a financing.

“Cash Amount” means an amount of cash per Class A Unit equal to the product of (i) the fair market value of a share of our common stock multiplied by (ii) the REIT Shares Amount, determined as of the applicable valuation date.

“Partnership Record Date” means a date established by the General Partner for the determination of Partners entitled to receive distributions of Available Cash, which date shall be the same as the record date established by us for the payment of ordinary dividends to holders of our common stock.

“Preferred Return Per Unit” means with respect to each Partnership unit outstanding on a specified Partnership Record Date, an amount initially equal to zero, and increased cumulatively on each Partnership Record Date by an amount equal to the product of (i) the cash dividend per share of common stock we declare for holders of our common stock on such Partnership Record Date, multiplied by (ii) the Applicable Percentage in effect on such Partnership Record Date, multiplied by (iii) the Adjustment Factor in effect on such Partnership Record Date; provided, however, that, for each Partnership unit, the increase that shall occur in accordance with the foregoing on the first Partnership Record Date that occurs on or after the date on which such Partnership unit was first issued shall be the foregoing product of (i), (ii) and (iii) above, multiplied by a fraction, the numerator of which shall be the number of days that such Partnership unit was outstanding up to and including such first Partnership Record Date, and the denominator of which shall be the total number of days in the period from but excluding the immediately preceding Partnership Record Date to and including such first Partnership Record Date; provided, further, that the Preferred Return Per Unit may be calculated differently if a Fundamental Event occurs.  If we declare a dividend on our outstanding common stock in which holders of common stock may elect to receive all or a portion of such dividend in cash, additional shares of common stock, or a combination thereof, then, for purposes of this definition, the “cash dividend per share of common stock” shall be deemed to equal the quotient obtained by dividing (x) the aggregate amount of cash paid by us to holders of our outstanding common stock in such dividend, by (y) the aggregate number of shares of our common stock outstanding as of the close of business on the record date for such dividend.

“Preferred Return Shortfall” means, for any holder of Partnership units, the amount (if any) by which (i) the Preferred Return Per Unit with respect to all Partnership units held by such holder exceeds (ii) the aggregate amount previously distributed with respect to such Partnership units pursuant to (a) in the case of Class A Units, clause (i) under “— Distributions of Available Cash” and clause (x) under “— Distributions of Disposition Proceeds and Financing Proceeds,” or (b) in the case of Class B Units, clause (ii) under “— Distributions of Available Cash” and clause (y) under “— Distributions of Disposition Proceeds and Financing Proceeds.”

“REIT Shares Amount” means a number of shares of our common stock equal to the sum of (a) the product of (i) the number of Class A Units tendered for redemption multiplied by (ii) the Adjustment Factor, plus (b) the quotient of (i) the product of (x) the number of Class A Units tendered for redemption multiplied by (y) the Preferred Return Shortfall Per Unit divided by (ii) the fair market value of a share of our common stock as of the applicable valuation date.

COMPARISON OF CLASS A UNITS AND COMMON STOCK

The summary set forth below compares certain terms of the Class A Units and shares of our common stock.  It does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws and the Partnership Agreement, each of which is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.  You should read our Certificate of Incorporation, our Bylaws and the Partnership Agreement before electing to redeem any Class A Units.

CLASS A UNITS	COMMON STOCK
Nature of Investment

The Class A Units constitute limited partnership interests in NHP/PMB L.P., a Delaware limited partnership.

The shares of our common stock constitute equity interests in Ventas, Inc., a Delaware corporation, and the rights of holders of our common stock are governed by our Charter, Bylaws and the Delaware General Corporation Law (the “DGCL”).

Voting Rights

Under the Partnership Agreement, the holders of Class A Units have voting rights only with respect to certain limited matters, such as certain amendments and termination of the Partnership Agreement, institution of bankruptcy proceedings, assignments for the benefit of creditors, certain admissions of additional partners, transfers by the General Partner of its interest in the Partnership, transfers of certain properties, withdrawal of the General Partner from the Partnership and the incurrence of debt or disposition of property if such incurrence or disposition would cause the Partnership’s leverage ratio to exceed 65% or the Partnership’s cash flow ratio to be less than 1.15. See “Description of Class A Units—Management by the General Partner.”

Subject to the provisions of our Certificate of Incorporation regarding the restrictions on the transfer and ownership of shares of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of our common stock possess the exclusive voting power.

Our Bylaws provide that when a quorum is present at any meeting, the vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the DGCL or our Certificate of Incorporation or Bylaws a different vote is required, in which case

CLASS A UNITS	COMMON STOCK
such express provision shall govern and control the decision of such question.

Distributions/Dividends

On the date the General Partner establishes for the payment of distributions to the Partners (which is the same date we establish for the payment of ordinary dividends to holders of our common stock), the General Partner must cause the Partnership to distribute to the persons who were Partners on the relevant record date an amount equal to the Available Cash (if any) generated by the Partnership during the calendar quarter that ended immediately prior to such record date, as follows: (i) first, to the holders of Class A Units in accordance with each such holder’s Preferred Return Per Unit with respect to all units of the Partnership held by such holder, less the aggregate amount previously distributed with respect to such holder’s units pursuant to this clause (i); and (ii) second, (x) 1% to the holders of Class A Units, and (y) 99% to the holders of Class B Units, in each case, allocated among the holders of such Partnership units in accordance with the weighted average number of Partnership units held by them during the calendar quarter that ended immediately prior to the record date. See “Description of Class A Units—Distributions—Distributions of Available Cash.”

Under the DGCL, dividends may be declared by the board of directors of a corporation and paid out of surplus, and, if no surplus is available, out of any net profits for the then current fiscal year or the preceding fiscal year, or both, if the payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of the corporation. Our Certificate of Incorporation provides that, after meeting requirements regarding preferential dividends or amounts for any series of preferred stock, holders of our common stock are entitled to dividends or distributions, if any, as our Board of Directors may declare from time to time.

In the event of either (i) a taxable disposition of any of the Partnership’s properties (other than as part of a sale, transfer or other disposition of all or substantially all of the Partnership’s assets or a related series of transactions that, taken together, result in the sale or disposition of all or substantially all of the assets of the Partnership) or (ii) an incurrence of debt, the General Partner will cause the Partnership to distribute the balance of the net proceeds of such disposition or net proceeds received by the Partnership in connection with the incurrence of debt not reinvested by the General Partner in accordance with the terms of the Partnership Agreement, as follows: (i) first, to the holders of Class A Units in accordance with their relative Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; (ii) second, to the holders of Class B Units in accordance with their Preferred Return Shortfalls until the Preferred Return Shortfall for each such holder is zero; and (iii) third, 1% to the holders of Class A Units, and 99% to the holders of the Class B Units, in each case, in proportion to the number of Partnership units they hold. “Description of Class A Units—Distributions—Distributions of Disposition Proceeds

CLASS A UNITS	COMMON STOCK
and Financing Proceeds.”

Liquidity and Transferability/Redemption

The Class A Units are not listed on any securities exchange, and there is no public market for the Class A Units.	Our common stock is traded on the New York Stock Exchange under the symbol “VTR.”

Under the Partnership Agreement, subject to certain exceptions, a limited partner cannot transfer any portion of its Partnership interest, or any of such limited partner’s economic rights as a limited partner without the prior written consent of the General Partner, which may be withheld in the General Partner’s sole discretion. See “Description of Class A Units—Transfers and Withdrawals.”

Except with regard to persons exempted by the Ventas board of directors, no person may acquire or hold, directly or indirectly, beneficial ownership in excess of 9.0% of the number or value of the outstanding shares of Ventas common stock or in excess of 9.9% of the number or value of the outstanding shares of Ventas preferred stock. Any transfer of shares that would result in Ventas’s shares being beneficially owned by fewer than 100 persons is void ab initio.

Commencing on the first anniversary of the issuance of a Class A Unit, the limited partner holding such Class A Unit has the right, subject to the terms and conditions of the Partnership Agreement, to require the Partnership to redeem such Class A Unit for the Cash Amount. The General Partner, in its sole and absolute discretion, may elect to assume the Partnership’s obligation with respect to the redemption and satisfy the redemption by paying the redemption price in cash equal to the Cash Amount, by delivering a number of shares of our common stock equal to the REIT Shares Amount, or by any combination thereof. See “Description of Class A Units—Redemption Rights.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following general discussion sets forth certain U.S. federal income tax consequences to a holder of Class A Units that exercises its option to have all or a portion of its Class A Units redeemed.  This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax nor does it address tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.  This discussion is based upon the Code, the regulations promulgated under the Code (which we refer to as Treasury regulations) and court and administrative rulings and decisions, all as in effect on the date hereof.  These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders that hold their Class A Units as a capital asset under Section 1221 of the Code (generally, property held for investment).  Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•                  a financial institution;

•                  a tax-exempt organization;

•                  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity) and any entity or arrangement treated as a partnership for U.S. federal income tax purposes (or an owner or partner thereof);

•                  an insurance company;

•                  a mutual fund;

•                  a dealer or broker in stocks and securities, or currencies;

•                  a trader in securities that elects mark-to-market treatment;

•                  a person that is subject to the alternative minimum tax provisions of the Code;

•                  except to the extent specifically discussed below, a person that is not a U.S. holder (as defined below);

•                  a person that has a functional currency other than the U.S. dollar;

•                  a holder of Class A Units that holds the Class A Units as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•                  a United States expatriate.

Determining the actual U.S. federal income tax consequences to you may be complex.  They will depend on your specific situation.  You should consult with your tax advisor as to the tax consequences of an exchange or redemption of Class A Units in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Class A Units that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.  A “non-U.S. holder” means a beneficial owner of Class A Units that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds Class A Units generally will depend on the status of the partner and the activities of the partnership.  Partners in a partnership holding Class A Units should consult their tax advisors.

Exchange or Redemption of Class A Units

If we acquire a Class A Unit tendered for redemption in exchange for shares of our common stock or cash, a tendering U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the amount realized in the transaction (i.e., the sum of the cash and the fair market value of any shares of our common stock plus the amount of the Partnership liabilities allocable to such U.S. holder’s tendered Class A Unit at such time) and (ii) the U.S. holder’s tax basis in the Class A Unit disposed of.  A U.S. holder’s tax basis will be adjusted for the Class A Unit’s allocable share of the Partnership’s income, gain or loss for the taxable year of disposition. A U.S. holder’s tax liability resulting from the gain recognized on the disposition of a tendered unit could exceed the amount of cash and the fair market value of any shares of our common stock received in exchange therefor.

If the Partnership redeems a tendered Class A Unit for cash (which is not contributed by us to effect the redemption), the tax consequences generally would be the same as described in the preceding paragraph, except that if the Partnership redeems less than all of a U.S. holder’s Class A Units, the U.S. holder would recognize no taxable loss and would recognize taxable gain only to the extent that the amount of cash, plus the amount of the Partnership liabilities allocable to the redeemed Class A Units, exceeded the holder’s adjusted tax basis in all of such U.S. holder’s Class A Units immediately before the redemption.

Disguised Sales.  Under the Code, a transfer of property by a partner to a partnership followed by a related transfer by the partnership of money or other property to the partner is treated as a disguised sale if (i) the second transfer would not have occurred but for the first transfer and (ii) the second transfer is not dependent on the entrepreneurial risks of the partnership’s operations.  In a disguised sale, the partner is treated as if it sold the contributed property to the partnership as of the date the property was contributed to the partnership.  Transfers of money or other property between a partnership and a partner that are made within two years of each other, including redemptions of Class A Units made within two years of a U.S. holder’s contribution of property to the Partnership, must be reported to the IRS and are presumed to be a disguised sale unless the facts and circumstances clearly establish that the transfers do not constitute a sale.

A redemption of Class A Units by the Partnership within two years of the date of a U.S. holder’s contribution of property to the Partnership may be treated as a disguised sale.  If this treatment were to apply, such U.S. holder would be treated for U.S. federal income tax purposes as if, on the date of its contribution of property to the Partnership, the Partnership issued to it an obligation to pay it the redemption proceeds.  In that case, the U.S. holder may be required to recognize gain on the disguised sale in such earlier year.

Character of Gain or Loss Recognized.  Generally, gain or loss recognized by a U.S. holder on the sale, exchange, or redemption of a Class A Unit will be taxable as capital gain or loss, and will be long-term gain or loss if, at the time of the sale, exchange, or redemption, the U.S. holder’s holding period in the Class A Units is more than one year.  Long-term capital gain realized by a non-corporate holder will generally be subject to a reduced rate of taxation.  Deductions for capital losses are subject to limitations.

However, to the extent that the amount realized upon the sale, exchange, or redemption of a Class A Unit attributable to a holder’s share of “unrealized receivables” of the Partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income.  Among other things, “unrealized receivables” include amounts attributable to previously claimed depreciation deductions on certain types of property.  In addition, the maximum U.S. federal income tax rate for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as the Partnership) held for more than one year is currently 25% (rather than the reduced rates of taxation for long-term capital gains generally) to the extent of previously claimed depreciation deductions that would not be treated as “unrealized receivables.”

Passive Activity Losses.  The passive activity loss rules of the Code limit the use of losses derived from passive activities (which generally include investments in limited partnership interests, such as the Class A Units).  If the Partnership were characterized as a “publicly traded partnership” that is treated as a partnership and not as a corporation, each U.S. holder would be required to treat any loss derived from the Partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities.  In such case, any net losses or credits attributable to the Partnership that are carried forward may be offset only against future income of the Partnership.  We believe and intend to take the position that the Partnership should not be classified as a publicly traded partnership.  However, we cannot assure you that the IRS will not assert that the Partnership is a publicly traded partnership, or that facts and circumstances will not develop that could cause the Partnership to become a publicly traded partnership.  The following discussion assumes that the Partnership will be classified as a partnership (and not as a publicly traded partnership) for U.S. federal income tax purposes.

If a U.S. holder tenders all or any portion of its Class A Units and recognizes a gain on the sale, exchange or redemption, it may be entitled to use its current and suspended passive activity losses (if any) from the Partnership and other passive sources to offset that gain.  If a U.S. holder tenders all or any portion of its Class A Units and recognizes a loss on such exchange, it may be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of its passive activity income from the Partnership for that year (if any) plus any passive activity income from other sources for that year.  In addition, if a U.S. holder tenders all of its Class A Units, the balance of any suspended losses from the Partnership that were not otherwise utilized against passive activity income, as described in the two preceding sentences, will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) against any other income of such U.S. holder for that year, regardless of the character of that income.  U.S. holders are urged to consult their tax advisors concerning whether, and the extent to which, they have available suspended passive activity losses from the Partnership or other investments that may be used to offset gain from the exchange of your Class A Units tendered for redemption.

Foreign Unitholders.  Gain recognized by a non-U.S. holder on the exchange of a Class A Unit tendered for redemption will be subject to U.S. federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ( “FIRPTA”).  If you are a non-U.S. holder, we or the Partnership will be required, under the FIRPTA provisions of the Code, to deduct and withhold 10% of the amount you realize on the disposition. The amount withheld would be creditable against your U.S. federal income tax liability and, if the amount withheld exceeds your actual tax liability, you could claim a refund from the IRS by filing a U.S. federal income tax return.

Ownership of Shares of Our Common Stock

You should read the discussion in our 2014 Form 10-K, which is incorporated by reference, under the caption “Item 1.  Business — Certain U.S. Federal Income Tax Considerations” for a summary of U.S. federal income tax considerations related to the ownership of shares of our common stock received in exchange for Class A Units.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE, EXCHANGE OR REDEMPTION OF CLASS A UNITS TENDERED FOR REDEMPTION.

VALIDITY OF THE OFFERED SECURITIES

The validity of the shares of our common stock to be offered by this prospectus has been passed upon for us by Wachtell, Lipton, Rosen & Katz.

EXPERTS

Ventas

Our consolidated financial statements and schedules as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

HCT

The combined statement of revenue and certain expenses for the year ended December 31, 2014 of American Realty Capital Healthcare Trust Inc.’s portfolio has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

AHS

The consolidated financial statements of AHS Medical Holdings LLC at December 31, 2014 and 2013 and for the years then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We are subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements, information statements and other information with the SEC.  Reports, proxy statements, information statements and other information that we file with the SEC pursuant to the requirements of the Exchange Act may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Information about the operation of the public reference room may be obtained by calling the SEC at (800) SEC-0330.  The SEC maintains a website that contains reports, proxy statements, information statements and other information regarding us.  The SEC’s website address is www.sec.gov.  We are a publicly held corporation and our common stock is traded on the NYSE under the symbol “VTR.”  Reports, proxy statements, information statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.  Information about us is also available on our website at www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

Statements contained or deemed to be incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

We are incorporating by reference in this prospectus certain information we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all of the securities by this prospectus are sold, in each case other than the portion of those documents not deemed to be filed:

•                  our Annual Report on Form 10-K for the year ended December 31, 2014;

•                  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•                  our Current Reports on Form 8-K or Form 8-K/A filed on January 6, 2015, January 7, 2015 (two filings), January 12, 2015, January 14, 2015, January 20, 2015 (as amended by Amendment No. 1 thereto filed on February 26, 2015), February 13, 2015, March 9, 2015, April 6, 2015, May 15, 2015, June 23, 2015, July 16, 2015, July 31, 2015, August 10, 2015 (as amended by Amendment No. 1 thereto filed on September 1, 2015), August 21, 2015, September 30, 2015, October 19, 2015, November 10, 2015 and January 15, 2016 (in each case, other than the portions of those documents not deemed to be filed); and

•                  our Proxy Statement for our 2015 Annual Meeting of Stockholders, filed with the SEC on April 2, 2015; and

•                  the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-10989) filed with the SEC on January 23, 1992, as amended.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Ventas, Inc.
Attention:  Corporate Secretary
353 North Clark Street, Suite 3300
Chicago, Illinois  60654
(877) 483-6827

No separate financial statements of the Partnership have been included herein. It is not expected that the Partnership will file reports, proxy statements or other information under the Exchange Act with the SEC.

We have not authorized anyone to give any information or make any representation about Ventas that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated by reference into this prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                                                  Other Expenses of Issuance and Distribution

The expenses of this offering (all of which are to be paid by the Registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee	$11,729
Legal fees and expenses	100,000	*
Accounting fees and expenses	100,000	*
Blue Sky fees and expenses (including legal fees)	10,000	*
New York Stock Exchange Supplemental Listing Fee	10,000	*
Miscellaneous fees and expenses	10,000	*

TOTAL	$241,729	*

* Estimated and subject to future contingencies.

Item 15.                                                  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers us to, and Article VII of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that we will, indemnify any person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), because he or she is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding.  We may provide by action of our Board of Directors through agreement, resolution or by a provision in our Fourth Amended and Restated Bylaws, indemnification of our employees and agents with substantially the same scope and effect as the indemnification provided in Article VII of our Certificate of Incorporation.

Expenses incurred by such a person in his or her capacity as one of our directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by us in advance of the final disposition of such Proceeding as authorized by our Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by us as authorized by the DGCL.  Expenses incurred by a person in any capacity other than as one of our officers or directors may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as our Board of Directors deems appropriate.

Pursuant to Section 102(b)(7) of the DGCL, our Certificate of Incorporation eliminates certain liability of our directors for breach of their fiduciary duty of care.  Article VI of our Certificate of Incorporation provides that neither we nor our stockholders may recover monetary damages from our directors for breach of the duty of care in the performance of their duties as our directors.  Article VI does not, however, eliminate the liability of our directors (i) for a breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

The indemnification provided for by Article VII of our Certificate of Incorporation is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons.  No amendment to our Certificate of Incorporation or repeal of any article thereof increases the liability of any of our directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.

The right to indemnification conferred by Article VII of our Certificate of Incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

We may purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not we would have the power or be obligated to indemnify him or her against such liability under the provisions of Article VII of our Certificate of Incorporation or the DGCL.

We currently have in effect directors’ and officers’ liability insurance policies, which cover any negligent act, error or omission of a director or officer, subject to certain exclusions and limitations.

Item 16.  Exhibits

Exhibit Number	Description
4.1

Amended and Restated Certificate of Incorporation of Ventas, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.2	Fourth Amended and Restated Bylaws of Ventas, Inc. (incorporated herein by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.3	Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2012).

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz regarding the legality of the common stock being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Wachtell, Lipton, Rosen & Katz (included in its opinion filed as Exhibits 5.1).

24.1*	Powers of attorney (included on signature page)

99.1

Form of Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., filed as Exhibit T to the Formation and Contribution Agreement and Joint Escrow Instructions dated as of February 25, 2008, by and among Nationwide Health Properties, Inc., Pacific Medical Buildings LLC (“PMB”), and certain of PMB’s affiliates (incorporated by reference to Exhibit 2.1 to the Quarterly Report on Form 10-Q of Nationwide Health Properties, Inc. (File No. 001-09028) for the quarter ended March 31, 2008).

99.2

First Amendment to the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of May 12, 2008 (incorporated herein by reference to Exhibit 10.29(b) to the Annual Report on Form 10-K of Nationwide Health Properties, Inc. (File No. 001-09028) for the year ended December 31, 2008).

99.3

Second Amendment to the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of February 9, 2009 (incorporated herein by reference to Exhibit 10.29(c) to the Annual Report on Form 10-K of Nationwide Health Properties, Inc. (File No. 001-09028) for the year ended December 31, 2008).

99.4

Third Amendment to the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of February 1, 2010 (incorporated herein by reference to Exhibit 10.23(d) to the Annual Report on Form 10-K of Nationwide Health Properties, Inc. (File No. 001-09028) for the year ended December 31, 2010).

99.5

Fourth Amendment to the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of April 1, 2011 (incorporated herein by reference to Exhibit 99.5 to our Post-Effective Amendment No. 2 to Form S-4 on Form S-3 (Registration No. 333-173434), filed on August 1, 2011).

99.6

Memorandum of Understanding, dated as of April 15, 2011, amending the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P (incorporated herein by reference to Exhibit 99.6 to our Post-Effective Amendment No. 2 to Form S-4 on Form S-3 (Registration No. 333-173434), filed on August 1, 2011).

* Filed herewith.

Item 17.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)            each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5)           that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, the State of Illinois, on the 15th day of January, 2016.

VENTAS, INC.

By:	/s/DEBRA A. CAFARO
Debra A. Cafaro
Chairman of the Board and Chief Executive Officer

The undersigned officers and directors of Ventas, Inc. hereby severally constitute and appoint Debra A. Cafaro and T. Richard Riney, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 15th day of January, 2016.

Signature	Title

/s/DEBRA A. CAFARO	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
Debra A. Cafaro

/s/ROBERT F. PROBST	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Robert F. Probst

/s/ GREGORY R. LIEBBE	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)
Gregory R. Liebbe

/s/MELODY C. BARNES	Director
Melody C. Barnes

/s/DOUGLAS CROCKER II	Director
Douglas Crocker II

/s/JAY M. GELLERT	Director
Jay M. Gellert

/s/RICHARD I. GILCHRIST	Director
Richard I. Gilchrist

/s/MATTHEW J. LUSTIG	Director
Matthew J. Lustig

/s/DOUGLAS M. PASQUALE	Director
Douglas M. Pasquale

/s/ROBERT D. REED	Director
Robert D. Reed

/s/GLENN J. RUFRANO	Director
Glenn J. Rufrano

/s/JAMES D. SHELTON	Director
James D. Shelton

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of Ventas, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.2	Fourth Amended and Restated Bylaws of Ventas, Inc. (incorporated herein by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.3	Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2012).

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz regarding the legality of the common stock being registered.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Wachtell, Lipton, Rosen & Katz (included in its opinion filed as Exhibits 5.1).

24.1*	Powers of attorney (included on signature page)

99.1

Form of Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., filed as Exhibit T to the Formation and Contribution Agreement and Joint Escrow Instructions dated as of February 25, 2008, by and among Nationwide Health Properties, Inc., Pacific Medical Buildings LLC (“PMB”), and certain of PMB’s affiliates (incorporated by reference to Exhibit 2.1 to the Quarterly Report on Form 10-Q of Nationwide Health Properties, Inc. (File No. 001-09028) for the quarter ended March 31, 2008).

99.2

First Amendment to the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of May 12, 2008 (incorporated herein by reference to Exhibit 10.29(b) to the Annual Report on Form 10-K of Nationwide Health Properties, Inc. (File No. 001-09028) for the year ended December 31, 2008).

99.3

Second Amendment to the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of February 9, 2009 (incorporated herein by reference to Exhibit 10.29(c) to the Annual Report on Form 10-K of Nationwide Health Properties, Inc. (File No. 001-09028) for the year ended December 31, 2008).

99.4

Third Amendment to the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of February 1, 2010 (incorporated herein by reference to Exhibit 10.23(d) to the Annual Report on Form 10-K of Nationwide Health Properties, Inc. (File No. 001-09028) for the year ended December 31, 2010).

99.5

Fourth Amendment to the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P., dated as of April 1, 2011 (incorporated herein by reference to Exhibit 99.5 to our Post-Effective Amendment No. 2 to Form S-4 on Form S-3 (Registration No. 333-173434), filed on August 1, 2011).

99.6

Memorandum of Understanding, dated as of April 15, 2011, amending the Amended and Restated Agreement of Limited Partnership of NHP/PMB L.P (incorporated herein by reference to Exhibit 99.6 to our Post-Effective Amendment No. 2 to Form S-4 on Form S-3 (Registration No. 333-173434), filed on August 1, 2011).

* Filed herewith.